Exhibit 10.1

November 17, 2024

Streeterville Capital, LLC

Attn: John Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

jfife@chicagoventure.com

3AM Investments LLC

Attn: Nadir Ali

555 Bryant Street #590

Palo Alto, California 94301

Nadir@3am.LLC

Re:	Consent Waiver and Release

Dear Mr. Fife and Mr. Ali:

We refer to the Certificate of Designations of Preferences and Rights of Series 9 Preferred Stock of XTI Aerospace, Inc., formerly Inpixon (“XTIA”), filed with the Nevada Secretary of State on March 12, 2024 (the “Certificate of Designations”), and that certain Action by Written Consent of the Series 9 Holders, effective as of June 14, 2024 (the “June 2024 Consent”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Certificate of Designations or the June 2024 Consent, as applicable.

Additionally, reference is made to that certain Securities Purchase Agreement, dated as of March 12, 2024 (the “SPA”), by and between XTIA and 3AM Investments LLC (“3AM”, and together with Streeterville, the “Series 9 Holders”).

As you know and as set forth in the June 2024 Consent, under the Certificate of Designations, XTIA is required to obtain the consent of the Required Holders for future sales under XTIA’s “at-the-market” offering program (the “ATM”) after XTIA has sold $6,000,000 of XTIA’s common stock under the ATM (defined as the “Initial Tranche” in the June 2024 Consent) up to the Maximum Amount (as defined in the June 2024 Consent). In accordance with the foregoing, XTIA is requesting the Series 9 Holders to provide their consent to allow XTIA to raise up to an additional $5,000,000 under the ATM (the “ATM Increase”).

In connection with the ATM Increase, XTIA hereby requests from Streeterville, as a Required Holder, and Streeterville hereby grants to XTIA, Streeterville’s consent, approval and agreement to the following:

(1)	Streeterville consents to and approves the ATM Increase; and

(2)	Streeterville further agrees that the ATM Increase (i) shall not constitute a breach of or failure to perform, any of XTIA’s covenants, obligations, conditions or agreements contained in the Certificate of Designations, and (ii) shall not constitute an Event of Default under the Certificate of Designations.

Additionally, XTIA hereby requests from 3AM, as a Required Holder and pursuant to the SPA, and 3AM hereby grants to XTIA, 3AM’s consent, approval and agreement to Items (1) and (2) above.

In order to induce the Series 9 Holders to approve the ATM Increase, XTIA covenants and agrees to pay 20% of the proceeds it receives from sales under the ATM in connection with the ATM Increase (the “Redemption Proceeds”) to the Series 9 Holders to redeem a portion of their Series 9 Preferred Stock. XTIA covenants and agrees to distribute the Redemption Proceeds to the Series 9 Holders as follows: (i) 75% of the Redemption Proceeds to Streeterville (15% of all proceeds received from sales under the ATM), and (ii) 25% of the Redemption Proceeds to 3AM (5% of all proceeds received from sales under the ATM). Distribution payments will be made every Monday for the prior week’s Redemption Proceeds and will be used to partially redeem the Series 9 Preferred Stock. The distribution of the Redemption Proceeds will be made by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth below:

Streeterville Wire Instructions:

[***]

3AM Wire Instructions:

[***]

In addition, as further inducement for 3AM to approve the ATM Increase, XTIA covenants and agrees to enter into a letter agreement on the date hereof with 3AM and the other parties thereto, in the form attached hereto as Exhibit A.

Each of Streeterville and 3AM hereby agrees to waive any past breach of or failure to perform any of XTIA’s covenants, obligations, conditions or agreements contained in (i) the Certificate of Designations, (ii) the June 2024 Consent, (iii) in the case of 3AM, the SPA and (iv) in the case of Streeterville, the Secured Promissory Note dated as of May 1, 2024 and the Secured Promissory Note dated as of May 24, 2024 issued by XTIA to Streeterville (such notes, together, the “Secured Notes”). Each of Streeterville and 3AM hereby agrees that none of such breaches or failures of perform shall constitute an Event of Default (as defined in the Certificate of Designations or the Secured Notes, as applicable) under the Certificate of Designations or, in the case of Streeterville, the Secured Notes.

XTIA acknowledges and agrees that failure to timely remit the Redemption Proceeds as set forth in this letter will be considered an Event of Default under the Certificate of Designations. Additionally, the Series 9 Holders’ consent to the ATM increase will be immediately and automatically withdrawn in the event XTIA fails to make payment hereunder and such payment failure is not cured within one (1) business day. This letter may only be terminated or modified with the written consent of the Series 9 Holders and the Company.

This letter may be executed in counterparts (including by electronic signature), and all parties need not execute the same counterpart. Facsimiles or other electronic transmissions shall be effective as originals. This consent, waiver and release letter shall be governed by, and construed in accordance with, the law of the State of Nevada.

If the foregoing is acceptable to Streeterville and 3AM, please execute a copy of this letter in the space provided below to evidence your acceptance and approval of the foregoing and return a fully-executed counterpart to the attention of the undersigned.

Very truly yours,

XTI AEROSPACE, INC.

By:	/s/ Scott Pomeroy
Name:	Scott Pomeroy
Title:	CEO

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

STREETERVILLE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

3AM INVESTMENTS LLC

By:	/s/ Nadir Ali
Nadir Ali, President

Exhibit A

Form of Letter Agreement

(See attached.)

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